Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-123200) pertaining to the International Securities Exchange, Inc. Stock Option Plan; International Securities Exchange, Inc. Stock Purchase Plan; and International Securities Exchange, Inc. Omnibus Stock Plan of the International Securities Exchange, Inc. of our report dated March 2, 2006, with respect to the consolidated financial statements of International Securities Exchange, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

New York, NY

March 20, 2006